August 1, 2006


VIA EDGAR TRANSMISSION


Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 4-6
450 Fifth Street, N.W.
Washington, DC 20549

Attention:        Brad Skinner
                  Accounting Branch Chief

                           Re:      Infocrossing, Inc.
                                    Form 10-K
                                    Filed March 15, 2006
                                    File No. 000-20824

Ladies and Gentlemen:

     Infocrossing, Inc. (the "Company") filed its Form 10-K for the fiscal year ended December 31, 2005 with the Securities and Exchange Commission (the "Commission") on March 15, 2006. The undersigned received a letter from the Commission's staff (the "Staff") dated July 17, 2006 containing the Staff's comments on the Form 10-K (the "Comment Letter"). As discussed with Christine Davis on July 31, 2006, the Company hereby requests until August 14, 2006 to make its reply to the Commission.

     Please call the undersigned at (201) 840-4732 or Nicholas J. Letizia, the Company's general counsel, at (201) 840-4717 if you have any questions with respect to the foregoing.


                                                     Very truly yours,

                                                     /s/ WILLIAM J. McHALE

                                                     William J. McHale
                                                     Chief Financial Officer


cc:      Nicholas J. Letizia
         Christiner Davis, Staff Accountant
         Mark Kronforst, Assistant Chief Accountant